EXHIBIT 8.2

June 25, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Embotelladora Andina S.A. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F for the year ended December 31, 2009, dated June 29, 2010.

We agree with the statements concerning our Firm pursuant to Item 16F.

Very truly yours,

/s/PricewaterhouseCoopers